Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CF Industries Holdings, Inc.:

We consent to the use of our reports dated February 26, 2009, with respect to the consolidated balance sheets of CF Industries Holdings, Inc. (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 157 — Fair Value Measurements and the one year partial deferral guidance in Financial Accounting Standards Board Staff Position No. 157-2 — Effective Date of FASB Statement No. 157 as of January 1, 2008, and SFAS No. 158 — Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), as of December 31, 2006.

/s/ KPMG LLP

Chicago, Illinois

April 21, 2009